Exhibit 10.2

AMENDMENT TO AGREEMENT

         This Amendment to Agreement (“Amendment”) is made and entered into on the ___ day of December, 2005, between ________________________________ (“the Associate”), and Wal-Mart Stores, Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively “Wal-Mart”).

         WHEREAS, The Associate and Wal-Mart have entered into an agreement concerning, among other things, restrictions on the Associate’s employment after terminating from employment with Wal-Mart (the “Transition Agreement”); and

         WHEREAS, by this Amendment the Associate and Wal-Mart wish to amend certain provisions of the Transition Agreement relating to post-employment payments by Wal-Mart to the Associate;

         NOW THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.

Transition Payments. The Associate and Wal-Mart agree that the existing language in the Transition Agreement concerning the timing of post-employment payments shall be superseded by the following language:

The Associate will receive Transition Payments based on the Associate’s base salary on the date of termination (the “Salary”). The first Transition Payment shall be an amount equal to six months’ Salary, less applicable withholding, and shall be paid on the date of termination or as soon thereafter as practical. Subsequent Transition Payments shall commence at the end of the regularly scheduled pay period six months after the date of termination, and each such payment shall be an amount equal to the Associate’s biweekly Salary payment, less applicable withholding, which will continue for the period set forth in the Transition Agreement.

APPROVED AND AGREED:

___________________________________	WAL-MART STORES, INC. By________________________________